Exhibit 99.1

The TJX Companies, Inc. Reports Record Third Quarter FY10 Results; Raises Fourth Quarter and Full Year Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 17, 2009--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced record sales and earnings results for the third quarter ended October 31, 2009. Net sales for the third quarter of Fiscal 2010 increased 10% to $5.2 billion and consolidated comparable store sales increased 7% over last year. Net income from continuing operations for the third quarter was $348 million, and diluted earnings per share from continuing operations were $.81, up 40% over $.58 on a reported basis last year, despite the adverse impact of foreign exchange rates and a non-operating item on year-over-year comparisons (see below).

For the first nine months of Fiscal 2010, net sales were $14.3 billion, a 5% increase over last year, and year-to-date consolidated comparable store sales increased 5% over the prior year. Net income from continuing operations was $819 million, and diluted earnings per share from continuing operations were $1.91, up 27% over $1.50 on a reported basis in the same period last year, despite the adverse impact of foreign exchange rates and certain other items on year-over-year comparisons (see below).

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “We are pleased to see the strong momentum in our business continue despite the challenging economic environment. We achieved record third quarter results, driven by significant increases in comparable store sales and customer traffic that have continued to accelerate. We believe that our values and our great selections of fashions and brands will continue to resonate with the new customers we are attracting today when times improve. Further, with our value proposition and various off-price concepts, we have a broad customer appeal that spans a wide range of demographic groups. All of our businesses are performing well, both domestically and internationally, which bodes extremely well for our future growth. With strong momentum into November and confidence in our trend, we are raising our outlook for the fourth quarter and full year. We continue to see abundant opportunities in the worldwide marketplace and will be continuously shipping fresh, gift-giving assortments to our stores throughout the holiday selling season.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales		Net Sales ($ in millions)*
	FY2010	FY2009	FY2010	FY2009
In the U.S.:
Marmaxx†	+9%	+0%	$3,381	$3,058
HomeGoods	+13%	-5%	$452	$383
A.J. Wright	+11%	+5%	$198	$164
Outside the U.S.:
TJX Canada	+1%	+5%	$611	$577
TJX Europe	+1%	+4%	$603	$580

TJX	+7%	+1%	$5,245	$4,762
†Combination of T.J. Maxx and Marshalls. *Sales in Canada and Europe were impacted by foreign currency exchange rates.

Impact of Foreign Currency Exchange Rates

In addition to its U.S. businesses, the Company operates stores in Canada, the U.K., Ireland, Germany, and Poland. Changes in foreign exchange rates affect the translation of the sales and earnings of these businesses into U.S. dollars for financial reporting purposes. These effects can be material if rates change significantly versus prior year, as they have year-to-date in the current fiscal year.

Additionally, the Company routinely enters into inventory-related hedging instruments to mitigate the impact of foreign exchange on merchandise margins when the Company’s international divisions purchase goods from U.S. sources. For accounting purposes, there is a mark-to-market adjustment on the hedging instruments at the end of each quarter. While these adjustments occur every quarter, they are of much greater magnitude when there is significant volatility in currency exchange rates.

In the third quarter of Fiscal 2010, the movement in foreign currency exchange rates had a 1 percentage-point negative impact on consolidated net sales. In the first nine months of Fiscal 2010, this negative impact on net sales was 3 percentage points. As previously announced, the Company began reporting comparable store sales on a constant currency basis only (which assumes currency exchange rates remained unchanged from the prior year) at the beginning of the Fiscal 2010 year, which the Company believes more closely reflects its operating performance and is consistent with the reporting practices of other multi-national retailers.

Items Impacting Comparability

The prior year’s third quarter results included a positive impact of $.01 per share from a reduction in the Company’s reserve related to the previously announced computer intrusion(s). Excluding this non-operating item, third quarter Fiscal 2010 diluted earnings per share of $.81 increased 42% over the adjusted $.57 last year. Additionally, the overall net impact of foreign currency exchange rates increased Fiscal 2010 third quarter earnings per share by $.02, compared with a favorable $.05 per share impact last year.

Results for the first nine months of the prior year included a positive impact of $.01 per share from the non-operating item mentioned above, as well as a $.02 per share benefit from FIN 48 tax adjustments. Excluding these items, for the first nine months of Fiscal 2010 diluted earnings per share of $1.91 increased 30% over the adjusted $1.47 for the same period last year. Additionally, for the first nine months of Fiscal 2010, the overall net impact of foreign currency exchange rates reduced earnings per share by $.04, compared to a $.04 benefit in the prior year’s earnings per share.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, is on the Company’s website, www.tjx.com. In the third quarter, foreign currency had a significant adverse impact on the year-over-year growth in segment profit and segment profit margins at the Company’s TJX Europe and TJX Canada businesses. The Company encourages investors to refer to its website for details on the differences between results in U.S. dollars and local currency for these businesses.

Margins

For the third quarter of Fiscal 2010, the Company’s consolidated pretax profit margin from continuing operations was 10.8%, up 2.0 percentage points over the prior year. This increase was driven by significant improvement in gross profit margins as well as expense leverage. Mark-to-market adjustments on inventory-related foreign currency hedges adversely impacted pretax profit margin comparisons by 0.4 percentage points. Additionally, the prior year reduction in the Company’s reserve related to the computer intrusion(s) adversely impacted pretax profit margin comparisons by 0.1 percentage points.

The gross profit margin for the Fiscal 2010 third quarter was 27.5%, 1.8 percentage points above the prior year primarily due to very strong merchandise margins. As noted above, mark-to-market adjustments on inventory-related hedges adversely impacted year-over-year gross profit margin comparisons by 0.4 percentage points.

Selling, general and administrative costs as a percent of sales were 16.5%, 0.5 percentage points lower than the prior year. Significant leverage was achieved due to the Company’s cost reduction initiatives coupled with the 7% comparable store sales increase.

Inventory

Total inventories as of October 31, 2009, were $3.3 billion, which was essentially flat with prior year’s third quarter. Consolidated inventories on a per-store basis, including the warehouses, at October 31, 2009, were down 5% and were down 6% at the end of the third quarter last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with its inventory levels and the liquidity within its inventories, which position it extremely well to continue flowing fresh merchandise during the holiday selling season.

Share Repurchases

During the third quarter, the Company spent a total of $304 million in repurchases of TJX stock, retiring 8.2 million shares. For the first nine months of Fiscal 2010, the Company spent a total of $541 million in repurchases of TJX stock, retiring 16.1 million shares. The Company continues to expect to repurchase approximately $625 million of TJX stock in Fiscal 2010. The Company may adjust the amount of this spending up or down depending on economic conditions and other factors.

Fourth Quarter Fiscal 2010 Outlook

For the fourth quarter of Fiscal 2010, the Company now expects earnings per share from continuing operations in the range of $.65 to $.71, based on estimated comparable store sales growth of approximately 5% to 7%. Certain factors impact the comparability of earnings per share, and are detailed in the table below:

	Fourth Quarter
	Estimated	Actual
	FY2010	FY2009
	(13 Weeks)	(14 Weeks)
EPS from continuing operations (reported basis)	$.65 - $.71	$.58
Adjusted for non-operating items:
Computer Intrusion Provision	-	(.03)
Impact of extra week in fiscal calendar	-	(.09)
Adjusted EPS from continuing operations	$.65 - $.71	$.46

Foreign currency exchange rates also impact the comparability of fourth quarter earnings per share. Estimates for the current year reflect an expected benefit from foreign currency exchange rates of $.02 per share, compared with a negative impact of $.04 per share last year.

Full Year Fiscal 2010 Outlook

For full year Fiscal 2010, the Company now expects earnings per share from continuing operations in the range of $2.55 to $2.61, compared with $2.08 per share last year. This outlook is based upon estimated consolidated comparable store sales growth of approximately 5% for the full year. Certain factors impact the comparability of earnings per share and are detailed in the table below:

	Full Year
	Estimated	Actual
	FY2010	FY2009
	(52 Weeks)	(53 Weeks)
EPS from continuing operations (reported basis)	$2.55 - $2.61	$2.08
Adjusted for non-operating items:
FIN 48 Tax Adjustment	-	(.03)
Computer Intrusion Provision	-	(.04)
Impact of extra week in fiscal calendar	-	(.09)
Adjusted EPS from continuing operations	$2.55 - $2.61	$1.92

Foreign currency exchange rates will also impact the comparability of full year earnings per share. The Fiscal 2010 range above reflects an expected total negative impact of $.02 per share from foreign currency exchange rates compared with a $.01 per share benefit last year.

Stores by Concept

During the third quarter, the Company added a total of 57 stores. TJX increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	882	889	26.2	26.4
Marshalls	811	820	25.6	25.9
HomeGoods	323	324	8.0	8.0
A.J. Wright	141	148	3.6	3.8
TJX Canada:
Winners	206	211	6.0	6.9
HomeSense	75	79	1.8	1.9
TJX Europe:
T.K. Maxx	244	262	7.9	8.4
HomeSense	8	14	0.2	0.3

TJX	2,690	2,747	79.2	81.5

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 889 T.J. Maxx, 820 Marshalls, 324 HomeGoods, and 148 A.J. Wright stores in the United States. In Canada, the Company operates 208 Winners, 79 HomeSense and 3 STYLESENSE stores, and in Europe, 262 T.K. Maxx and 14 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2010 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2010 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 24, 2009 or at www.tjx.com.

November Fiscal 2010 Sales Recorded Call

Additionally, the Company expects to release its November 2009 sales results on Thursday, December 3, 2009, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s November sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 10, 2009.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls, reconciliations of non-GAAP to GAAP measures, and other financial information are available at www.tjx.com after they are no longer available by telephone. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: conditions of global economies and credit and financial markets; foreign currency exchange rates; execution of buying and inventory management; expansion of operations; identification of customer trends and preferences; fluctuation in results; risks of new market/category expansion; implementation of marketing, advertising and promotional programs; losses from and consequences of computer intrusion(s) and data theft, loss or misuse; seasonal influences; risks of operating a large, multi-division, multi-national business; unseasonable weather; competition; retention of personnel; acquisitions and divestitures; operation and implementation of information systems and technology; protection of data; level of cash flows generated; factors affecting consumer spending; merchandise quality and safety; import risks; risks of foreign operations; changes in laws and regulations; outcomes of litigation and proceedings; risks of real estate ownership and leasing; stock price fluctuations and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2009	October 25, 2008	October 31, 2009	October 25, 2008

Net sales	$5,244,946	$4,761,530	$14,346,698	$13,619,480

Cost of sales, including buying and occupancy costs	3,802,179	3,536,990	10,609,827	10,261,376
Selling, general and administrative expenses	864,097	807,833	2,390,030	2,303,155
Provision (credit) for Computer Intrusion related costs	-	(7,000)	-	(7,000)
Interest expense, net	12,665	5,449	28,515	9,764

Income from continuing operations before provision for income taxes	566,005	418,258	1,318,326	1,052,185
Provision for income taxes	218,206	164,141	499,752	387,995

Income from continuing operations	347,799	254,117	818,574	664,190

Income (loss) from discontinued operations, net of income taxes	-	(18,268)	-	(34,269)
Net income	$347,799	$235,849	$818,574	$629,921

Diluted earnings per share:
Income from continuing operations	$0.81	$0.58	$1.91	$1.50
Net income	$0.81	$0.54	$1.91	$1.42

Cash dividends declared per share	$0.12	$0.11	$0.36	$0.33
Weighted average common shares – diluted (in thousands)	428,092	440,749	430,136	445,763

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 31, 2009	October 25, 2008

ASSETS
Current assets:
Cash and cash equivalents	$1,445.6	$387.4
Accounts receivable and other current assets	499.6	498.0
Current deferred income taxes, net	117.8	97.7
Merchandise inventories	3,267.7	3,279.3

Total current assets	5,330.7	4,262.4

Property and capital leases, net of depreciation	2,274.3	2,180.3
Other assets	198.3	166.2
Goodwill and tradename, net of amortization	179.8	179.5

TOTAL ASSETS	$7,983.1	$6,788.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$200.4	$-
Accounts payable	1,838.6	1,758.2
Accrued expenses and other current liabilities	1,207.2	1,466.3

Total current liabilities	3,246.2	3,224.5

Other long-term liabilities	759.0	589.1
Non-current deferred income taxes, net	263.1	99.8
Long-term debt	774.3	748.6

Shareholders’ equity	2,940.5	2,126.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,983.1	$6,788.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 31, 2009	October 25, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$818.6	$629.9
Depreciation and amortization	318.9	301.0
Deferred income tax provision	130.5	26.9
Amortization of stock compensation expense	40.8	38.1
(Increase) in accounts receivable and other assets	(0.6)	(57.8)
(Increase) in merchandise inventories	(577.5)	(736.8)
Increase in accounts payable	522.1	349.7
Increase in accrued expenses and other liabilities	82.2	157.9
Other	(45.7)	17.9

Net cash provided by operating activities	1,289.3	726.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(318.9)	(443.0)
Purchases of short-term investments, net of sales	(199.8)	-
Sales and maturities of short-term investments	126.7	-
Other	(5.9)	(0.2)
Net cash (used in) investing activities	(397.9)	(443.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on current portion of long-term debt	(193.6)	-
Proceeds from borrowings of short-term debt	-	105.9
Payments for repurchase of common stock	(530.5)	(667.1)
Proceeds from issuance of long-term debt	774.3	-
Proceeds from sale and issuance of common stock	154.1	141.1
Cash dividends paid	(147.4)	(131.1)
Other	6.9	17.5
Net cash provided by (used in) financing activities	63.8	(533.7)

Effect of exchange rate changes on cash	36.9	(95.1)

Net increase (decrease) in cash and cash equivalents	992.1	(345.2)
Cash and cash equivalents at beginning of year	453.5	732.6

Cash and cash equivalents at end of period	$1,445.6	$387.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2009	October 25, 2008	October 31, 2009	October 25, 2008

Net sales:
Marmaxx	$3,380,543	$3,058,207	$9,464,356	$8,817,687
Canada	611,485	576,971	1,531,248	1,604,049
Europe	603,073	579,775	1,535,196	1,622,586
HomeGoods	452,004	382,864	1,256,736	1,096,726
A.J. Wright	197,841	163,713	559,162	478,432
	$5,244,946	$4,761,530	$14,346,698	$13,619,480

Segment profit (loss):
Marmaxx	$422,754	$278,661	$1,111,775	$855,222
Canada	113,011	109,782	180,709	211,068
Europe	48,790	48,212	82,803	63,420
HomeGoods	39,454	14,675	79,559	25,738
A.J. Wright	1,273	(788)	7,057	(2,438)
	625,282	450,542	1,461,903	1,153,010

General corporate expenses	46,612	33,835	115,062	98,061
Provision (credit) for Computer Intrusion related costs	-	(7,000)	-	(7,000)
Interest expense, net	12,665	5,449	28,515	9,764
Income from continuing operations before provision for income taxes	$566,005	$418,258	$1,318,326	$1,052,185

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter ended October 31, 2009, TJX repurchased 8.2 million shares of its common stock at a cost of $304 million. For the nine months ended October 31, 2009, TJX repurchased 16.1 million shares of its common stock at a cost of $541 million. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases.
  On August 19, 2008, the Company sold its Bob’s Stores division. Discontinued operations for the third quarter ended October 25, 2008 includes the loss on the sale of this division. In addition, discontinued operations includes the net operating results of the Bob’s Stores division for all periods prior to the sale.
  On April 7, 2009, TJX issued $375 million of 6.950% ten year notes and shortly thereafter called for the redemption of its zero coupon convertible subordinated notes, originally due in 2021. Virtually all of the subordinated notes were converted into 15.1 million shares of TJX common stock by May 5, 2009. The Company expects to use the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.
  On July 23, 2009, TJX issued $400 million of 4.200% six year notes. TJX will use the proceeds of this offering to pay its 7.45% notes due December 15, 2009 at maturity and to refinance substantially all of its C$235 million term credit facility, which was repaid on August 10, 2009.
  Certain immaterial amounts in the prior period financial summary have been reclassified from “selling, general and administrative expenses” to “cost of sales, including buying and occupancy costs” to be consistent with the fiscal 2010 presentation.
  The following is a reconciliation of last year’s diluted earnings per share, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release, for the thirteen and thirty-nine weeks ended October 25, 2008.
	Thirteen Weeks Ended
	October 31, 2009	October 25, 2008

EPS from continuing operations, as reported	$0.81	$0.58
Adjustment to provision for Computer Intrusion	-	(0.01)
Adjusted EPS from continuing operations	$0.81	$0.57

	Thirty-Nine weeks Ended
	October 31, 2009	October 25, 2008

EPS from continuing operations, as reported	$1.91	$1.50
Adjustment to provision for Computer Intrusion	-	(0.01)
Tax related benefit to reduction in FIN 48 tax liability	-	(0.02)
Adjusted EPS from continuing operations	$1.91	$1.47

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323